Exhibit 10.7

FOURTH AMENDMENT TO SUBLEASE BETWEEN

325 CORPORATE DRIVE II, LLC

AS “SUBLESSOR’

AND

BOTTOMLINE TECHNOLOGIES, INC.

AS “SUBLESSEE”

THIS FOURTH AMENDMENT TO SUBLEASE (this “Fourth Amendment”) is made by and between 325 CORPORATE DRIVE II, LLC, (“Sublessor”) and BOTTOMLINE TECHNOLOGIES, INC. (“Sublessee”), the parties to a certain Sublease dated August 31, 2000, as amended by a certain First Amendment to Sublease (the “First Amendment”) dated December 29, 2000, a certain Second Amendment to Sublease (the “Second Amendment”) dated September 19, 2001 and a certain Third Amendment to Sublease (the “Third Amendment”) dated June 30, 2010 (as amended, the “Sublease”). All capitalized terms contained in this Fourth Amendment shall have the meanings given to them in the Sublease.

WHEREAS, Sublessee desires to increase the square footage subject to the Sublease by approximately Four Thousand Nine Hundred Ninety-Three (4,993 RSF) rentable square feet on the first floor of the Premises to a total of approximately Seventy Thousand Eight Hundred Seventy-Four (70,874 RSF); and

WHEREAS, Sublessor has such additional space available for Sublease; and

WHEREAS, the parties desire to amend the Sublease to increase the Subleased Premises by an additional 4,993 RSF and to modify certain other terms and conditions thereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree that the Sublease shall be, and is hereby, amended as follows:

1.

The defined terms “Subleased Premises”, “Premises” and “Premises Subleased” shall mean Sixty-Five Thousand Eight Hundred Eighty-One (65,881 RSF) rentable square feet located on the 1st, 3rd and 4th floor(s) of the Ninety-Six Thousand Six Hundred Eleven (96,611) square foot building at 325 Corporate Drive, Portsmouth, New Hampshire (the “Building”), which Premises are shown in the Plans attached hereto as Exhibit 1. In addition to the foregoing, effective upon substantial completion of leasehold improvement work with respect to the Expansion Space (as defined below) and receipt of a certificate of occupancy, but in any event, no later than six (6) months after the execution of this Fourth Amendment, Sublessee shall occupy an additional 4,993 RSF, as shown on Exhibit 2 attached hereto (the “Expansion Space”), upon the same terms and conditions of the Sublease, as amended by this Fourth Amendment, except as otherwise expressly set forth herein to the contrary. The first date of Sublessee’s occupation of the Expansion Space in accordance with the foregoing sentence shall be referred to in this Fourth Amendment as the “Effective Date”. Notwithstanding anything contained in the Sublease, as amended hereby, to the contrary, Sublessor and Sublessee hereby acknowledge and agree that from and after the Effective Date, the defined terms “Subleased Premises”, “Premises” and “Premises Subleased” shall mean 70,874 RSF.

2.	Exhibit 2 to the Sublease and Exhibit 1 to the Third Amendment are hereby deleted in their entirety and Exhibit 2 hereto is added in their place. Exhibit 2 hereto is a plan or plans showing the Subleased Premises leased under the Sublease, as amended hereby.

3.	Beginning on the Effective Date and continuing for the Term of the Sublease, as amended, (i) the per square foot rental rate for the Expansion Space shall be the same per square foot charge paid by Sublessee under Article 4.1 of the Sublease plus any other additional charges payable by Sublessee under the Sublease, (ii) Sublessee’s Proportionate Share shall be increased to reflect the Expansion Space, (iii) the Expansion Space shall be delivered to Sublessee in “as is” condition, and (iv) all other terms and conditions of the Sublease, including the Term, shall apply to such additional space.

4.	Sublessee accepts the Subleased Premises in their current condition, “as is” to the extent Sublessee is not receiving any tenant allowance from Sublessor in connection with the execution of this Fourth Amendment, and, except as specifically provided herein or in the Sublease, Sublessor shall provide no “Tenant Improvements” thereto. Nothing contained herein, however, shall be deemed to alter or modify Sublessor’s maintenance and repair obligations, as specifically set forth in the Sublease.

5.

Any improvements in the Subleased Premises to be constructed by Sublessee shall be (i) in accordance with plans and specifications approved in advance by Sublessor and, if required under the Prime Lease, the PDA, such approval not to be unreasonably withheld, conditioned or delayed by Sublessor, (ii) shall be done in a good and workmanlike manner, and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Premises and Article 10 of the Sublease, and (iii) performed by Sublessee through a licensed, general contractor approved in advance by Sublessor, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, Sublessor acknowledges that Sublessee shall not be required to use union contractors and subcontractors in connection with the construction of such improvements in the Subleased Premises. Sublessee shall pay, when due, any and all amounts owed for material and/or labor used in connection with such construction, and shall defend, indemnify and hold Sublessor harmless from any and all claims arising out of such construction. Sublessee shall promptly cause any mechanics liens placed on the property located at 325 Corporate Drive, Portsmouth, New Hampshire to be released and discharged. In no event shall Sublessee be required to pay a construction management fee and/or any other fee to Sublessor or its representatives, employees or agents in connection with Sublessor’s review of Sublessee’s proposed plans and specifications for the construction of such improvements. During Sublessee’s construction of the improvements in the Subleased Premises, Sublessee shall have the right, at no additional cost to Sublessee, to access the Expansion Space for the purpose of constructing approved Tenant Improvements and the installation of furniture and equipment at reasonable times and upon reasonable notice to Sublessor, provided said access does not interfere with other Tenants’ use of the Building.

6.

Sublessee shall have the right to terminate the Sublease with respect to the Expansion Space during the Base Term, thereby reducing the total rentable square feet subject to the Sublease to Sixty-Five Thousand Eight Hundred Eighty-One (65,881 RSF) rentable square feet, but not prior to the fifth (5th) anniversary of the Effective Date, by providing Sublessor with written notice pursuant to Article 28 of the Sublease, at least twelve (12) months prior to the effective date of the termination. In the event Sublessee terminates the Sublease pursuant to this provision, Sublessee shall pay Sublessor a termination fee equal to the unamortized portion of any and all transaction costs paid by Sublessor in connection with the Expansion Space and this Fourth Amendment. Within thirty (30) days of Sublessor’s receipt of a written request by Sublessee, Sublessor shall provide Sublessee with a reasonably detailed statement setting forth the amount of the termination fee.

7.	Article 28 of the Sublease, as amended, is hereby deleted in its entirety and the following substituted in its place:

ARTICLE 28. NOTICES All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same certified or registered mail, return receipt requested, postage prepaid or by mailing the same by Express Mail or by having the same delivered by a commercial delivery service to the following address, until either party shall notify the other in writing of a different address:

If to Sublessor:	325 Corporate Drive II LLC
c/o Kane Management Company
210 Commerce Way, Suite 100
Portsmouth, NH 03801

With a copy to:	Jonathan M. Ofilos, Esq.
TINTI, QUINN, GROVER & FREY, P.C.
27 Congress Street, Suite 414
Salem, MA 01970
jofilos@tintilaw.com

If to Sublessee:	At the Premises

With a copy to:	Paul Jakubowski, Esq.
WILMERHALE
60 State Street
Boston, MA. 02109

And

Stanley, Esrey & Buckley, LLP
1230 Peachtree Street, Suite 2400
Atlanta, GA 30309
Attention: Robert E. Stanley, Esq.

8.	In all other respects, except as herein amended, the parties ratify and confirm that the terms and provisions contained in the Sublease shall remain in full force and effect and continue to apply to and bind the parties.

9.	The Sublease, as amended to date (including this Fourth Amendment), contains and sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements and understandings between the parties, whether oral or written, with respect to the subject matter hereof.

10.	Sublessee expressly agrees that it is not relying on any representations, statements or understandings, written or oral, other than those expressly set forth herein, in subleasing the Premises. Sublessee was not induced by Sublessor or its agents, servants, or employees to sublease the Premises. Sublessee acknowledges and agrees that it had an opportunity to obtain independent counsel and have said counsel review this Fourth Amendment prior to its signing. By signing below, Sublessee agrees that all terms of the amendment are set forth in this Fourth Amendment and that the Sublessee has read and understands these terms.

11.	This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.	This Fourth Amendment shall bind the heirs, executors, administrators, and assigns of Sublessor and Sublessee.

13.	Unless the context requires otherwise, the terms used herein shall be construed in conformity with the definitions set forth in the Sublease.

14.	Sublessee warrants that it has legal authority to operate and is authorized to do business in the State of New Hampshire. Sublessee also warrants that the person or persons executing this Fourth Amendment on behalf of Sublessee has authority to do so and fully obligate Sublessee to all terms and provisions of the Sublease and this Fourth Amendment.

IN WITNESS THEREOF, Sublessor and Sublessee have duly executed this Fourth Amendment to the Sublease effective as of April 1, 2012.

SUBLESSOR:

325 CORPORATE DRIVE II, LLC

By:	/s/ Michael Kane
Name:
Its:

SUBLESSEE:

BOTTOMLINE TECHNOLOGIES, INC.

By:	/s/ Eric K. Morgan
Name:	Eric K. Morgan
Its:	Vice President, Global Controller